Exhibit 10.3

Execution Version

CREDIT AGREEMENT

Dated as of April 29, 2016

Among

ALNYLAM U.S., INC.,

as the Borrower,

ALNYLAM PHARMACEUTICALS, INC.,

as Parent and Parent Guarantor,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as the Lender

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

SCHEDULES

1.01(a)	Lender’s Office, Certain Addresses for Notices
5.01	Loan Parties

EXHIBITS

Form of

A	Financial Statement Certificate
B	Loan Notice
C	Notice of Loan Prepayment

iii

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of April 29, 2016, among ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation (the “Parent” or the “Parent Guarantor”), ALNYLAM U.S., INC., a Delaware corporation and a wholly-owned Subsidiary of Parent (the “Borrower” and, together with the Parent Guarantor, collectively the “Loan Parties” and, each individually, a “Loan Party”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Lender.

PRELIMINARY STATEMENTS:

WHEREAS, the Loan Parties have requested that the Lender make a term loan to the Borrower in an aggregate amount of up to $30,000,000.

WHEREAS, the Lender has agreed to make such term loan to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 10.18.

“Additional Secured Obligations” means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements and (b) all reasonable documented and out-of-pocket costs and expenses incurred in connection with enforcement and collection of the foregoing, including the reasonable documented and out-of-pocket fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party, any Subsidiary or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that Additional Secured Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Applicable Rate” means a rate per annum equal to (a) in the case of any Eurodollar Rate Loan, 0.45% and (b) in the case of any Base Rate Loan, 0.00%.

“Approved Cash Collateral” means cash, certificates of deposit, or (solely to the extent agreed to by the Lender and the Borrower pursuant to Section 2.10(b)), other credit support acceptable to the Lender, in each case, which is subject to a first priority, perfected security interest in favor of the Lender.

“Approved Fund” means any Fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Assignee Lender” has the meaning specified in Section 10.06.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other applicable agreement or instrument were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited Consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2015, and the related Consolidated statements of income (loss) or operations, stockholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate,” and (c) the Eurodollar Rate plus one percent (1.00%); and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral” has the meaning assigned to such term in the Security Agreement.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Lender Cash Collateral (including, without limitation, Approved Cash Collateral) in accordance with Section 2.10 and the provisions of the Security Agreement, as collateral security for the Secured Obligations.

“Cash Collateral Account” has the meaning assigned to such term in the Security Agreement.

“Cash Management Agreement” means any agreement to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement services, lockbox, cash pooling, overdraft, account reconciliation and reporting and trade finance services and other cash management services.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) (or, solely in the event that Sanofi shall at such time own 30% or more of such Equity

Interests, 40%) or more of the Equity Interests of Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) Parent shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the Equity Interests of the Borrower.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement and each of the other agreements, instruments or documents that creates or purports to create a Lien on any Collateral in favor of the Lender for the benefit of the Secured Parties.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Parent and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any past due Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any past due Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.

“Designated Account” has the meaning specified in Section 2.09(b).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Dollar” and “$” mean lawful money of the United States.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (i) the failure by the Parent, Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Lender, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by the Lender in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Lender, such approved rate shall be applied in a manner as otherwise reasonably determined by the Lender and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Term Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 9.11 and any other “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) taxes imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes as a result of a present or former connection between such Lender and the jurisdiction imposing such tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) in the case of any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, any tax attributable to the failure of such Lender to deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding, and (c) any amended or successor version of Sections 1471 through 1474 of the Code that is substantively comparable and not materially more onerous to comply with, any future regulations or official interpretations thereof, any future agreement entered into pursuant to Section 1471(b)(1) of the Code, and any future “intergovernmental agreements” with respect to the foregoing.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Term Commitment has terminated, and (b) all Secured Obligations have been paid in full (other than Unasserted Obligations).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FDA” means the United States Food and Drug Administration, or any successor Governmental Authority performing a similar function.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Lender.

“Fee Letter” means that certain Fee Letter dated as of April 20, 2016, by and between the Borrower and the Lender.

“Financial Statement Certificate” means a certificate substantially in the form of Exhibit A.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Indemnity Letter” means a funding indemnity letter in form and substance reasonably acceptable to the Lender.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB ASC, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 9.01.

“Guarantors” means, collectively, (a) the Parent Guarantor, and (b) the Borrower with respect to Secured Obligations owing by any Loan Party or any Subsidiary of a Loan Party arising under Secured Cash Management Agreements and Secured Hedge Agreements and any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 9.01 and 9.11) under the Guaranty.

“Guaranty” means the Guarantee made by the Guarantors under Article IX in favor of the Secured Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations (including, without limitation, earnout obligations) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than one hundred twenty (120) days after the date on which such trade account payable was created (unless being contested in good faith as to which adequate reserves required by GAAP have been established and are being maintained and as to which no encumbrance has been placed on any property of such Person));

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, the first Business Day of each calendar month.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3), six (6) or twelve (12) months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Term Facility.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means Wells Fargo Bank, National Association (including any of its branch offices) and its successors and assigns (including each Assignee Lender).

“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 1.01(a), or such other address or account as the Lender may from time to time notify the Borrower; which office may include any Affiliate of the Lender or any domestic or foreign branch of the Lender or such Affiliate.

“LIBOR” has the meaning specified in the definition of Eurodollar Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by the Lender to the Borrower under Article II in the form of a Term Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Guaranty, (c) the Collateral Documents, (d) the Fee Letter, (e) the Funding Indemnity Letter and (f) all other certificates, agreements, documents and instruments executed by any Loan Party pursuant to the foregoing (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement).

“Loan Notice” means a notice of (a) a Term Borrowing, (b) a conversion of Term Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit B or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” has the meaning specified in the introductory paragraph hereto.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of the Parent and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Lender under any Loan Document, or of the ability of the Borrower or Parent to perform their obligations under the Loan Documents, taken as a whole; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or Parent of any Loan Document to which it is a party.

“Material Subsidiary” means, as of any date of determination, any Subsidiary of Parent (other than Borrower) or any Subsidiary of Borrower that, in each case, together with its Subsidiaries, (a) generates more than 2.5% of Consolidated revenue of the Parent and its Subsidiaries for the four (4) fiscal quarter period most recently ended or (b) has total assets (including equity interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of equal to or greater than 2.5% of the total assets of the Parent and its Subsidiaries, on a Consolidated basis as of the end of the most recent four (4) fiscal quarters; provided, however, that if at any time there are Subsidiaries which are not classified as “Material Subsidiaries” but which collectively (i) generate more than 5% of Consolidated revenue of the Parent and its Subsidiaries for the four (4) fiscal quarter period most recently ended or (ii) have total assets (including equity interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of equal to or greater than 5% of the total assets of the Parent and its Subsidiaries on a Consolidated basis as of the end of the most recent four (4) fiscal quarters, then the Borrower shall promptly (in accordance with Section 6.02(b)) designate one or more of such Subsidiaries as Material Subsidiaries such that, after such all Subsidiaries that are not Material Subsidiaries shall (A) generate less than 5% of Consolidated revenue of the Parent and its

Subsidiaries for the four (4) fiscal quarter period most recently ended and (B) have total assets of less than 5% of the total assets of the Parent and its Subsidiaries on a Consolidated basis as of the end of the most recent four (4) fiscal quarters.

“Maturity Date” means April 29, 2021; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Minimum Collateral Amount” means, at any time, Approved Cash Collateral in an amount equal to the greater of (a) the lesser of (i) $30,000,000 and (ii) 100% of the Outstanding Amount of all Term Loans and (b) such other amount as may be mutually agreed to in writing by Borrower and the Lender.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Term Loan, which shall be substantially in the form of Exhibit C or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to the Term Loan and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, to the extent provided for and subject to the limitations contained in Section 10.04, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Subsidiary thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Outstanding Amount” means with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans occurring on such date.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Parent Guarantor” has the meaning specified in the introductory paragraph hereto.

“Participant Register” has the meaning set forth in Section 10.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Lien” means each of the following Liens, solely to the extent such Liens (x) are non-consensual Liens arising only as a matter of Law and (y) could not have priority over the Liens of the Lender on the Collateral securing the Secured Obligations:

(a) Liens imposed by Law for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings diligently conducted (which effectively stay the enforcement of any such Liens) and with respect to which adequate reserves are being maintained in accordance with GAAP;

(b) statutory Liens such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted (which effectively stay the enforcement of any such Liens) and with respect to which adequate reserves are being maintained in accordance with GAAP; and

(c) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Register” has the meaning set forth in Section 10.06(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief business officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Lender or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Lender. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Lender, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Lender, appropriate authorization documentation, in form and substance satisfactory to the Lender.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between any Loan Party or any of its Subsidiaries and the Lender or an Affiliate of the Lender. It is understood and agreed that each Secured Cash Management Agreement shall be entered into in the sole and absolute discretion of the Lender and/or its Affiliates and, in the sole and absolute discretion of the Lender and such Affiliate, may be made subject to the requirement that the Loan Parties (or one or more of their Subsidiaries) provide additional collateral security by to secure the Additional Secured Obligations arising thereunder.

“Secured Hedge Agreement” means any Swap Contract between any Loan Party or any of its Subsidiaries and the Lender or an Affiliate of the Lender. It is understood and agreed that each Secured Hedge Agreement shall be entered into in the sole and absolute discretion of the Lender and/or its Affiliates and, in the sole and absolute discretion of the Lender and such Affiliate, may be made subject to the requirement that the Loan Parties (or one or more of their Subsidiaries) provide additional collateral security by to secure the Additional Secured Obligations arising thereunder.

“Secured Obligations” means all Obligations and all Additional Secured Obligations.

“Secured Parties” means, collectively, the Lender, each Affiliate of the Lender party to any Secured Cash Management Agreement or Secured Hedge Agreement and the Indemnitees.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Agreement” means the Cash Collateral Agreement, dated as of the Closing Date, executed in favor of the Lender by the Borrower, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Social Security Act” means the Social Security Act of 1965.

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.11).

“Subordinating Loan Party” has the meaning specified in Section 10.15.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Loan Parties.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01.

“Term Commitment” means the Lender’s obligation to make Term Loans to the Borrower pursuant to Section 2.01(a). The Term Commitment on the Closing Date is $30,000,000.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitment at such time and (b) thereafter, the aggregate principal amount of the Term Loans outstanding at such time.

“Term Loan” means an advance made by the Lender under the Term Facility.

“Threshold Amount” means $20,000,000.

“Type” means, with respect to a Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unasserted Obligations” means, at any time, (a) contingent indemnification obligations in respect of which no claim or demand for payment has been made or asserted at such time, and (b) Secured Obligations under Secured Cash Management Agreements and Secured Hedge Agreements for which the Loan Parties and/or their respective Subsidiaries shall have made arrangements satisfactory to (and for the benefit of), as applicable, the Lender and each Affiliate of the Lender party to such Secured Cash Management Agreements and/or Secured Hedge Agreements (including, without limitation, arrangements for replacement collateral), in each case, in respect of such Secured Obligations thereunder.

“United States” and “U.S.” mean the United States of America.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or other governing body performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, restatements, supplements, extensions or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect any requirement set forth in any Loan Document, and either the Borrower or Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.

1.04	Times of Day; Rates.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

The Lender does not warrant, nor accept responsibility, nor shall the Lender have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

1.05	UCC Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01	Term Borrowing.

Subject to the terms and conditions set forth herein, the Lender agrees to make a single loan to the Borrower, in Dollars, on the Closing Date in an amount not to exceed the Term Facility. The Term Borrowing shall consist of Term Loans made by the Lender. Term Loans repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, any Term Borrowing made on the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the Closing Date.

2.02	Borrowings, Conversions and Continuations of Term Loans.

(a) Notice of Borrowing. Each Term Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Lender, which may be given by (i) telephone or (ii) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Lender of a Loan Notice. Each such notice must be received by the Lender not later than 11:00 a.m. (A) two (2) Business Days prior to the requested date of any Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (B) on the requested date of any Term Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period of twelve (12) months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Lender not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Term Borrowing, conversion or continuation. Not later than 11:00 a.m., two (2) Business Days before the requested date of such Term Borrowing, conversion or continuation, the Lender shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period is available. Each Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be, unless otherwise agreed by Lender, in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Each Term Borrowing of or conversion to Base Rate Loans shall be, unless otherwise agreed by Lender, in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in connection with any conversion or continuation of a Term Loan, if less, the entire principal thereof then outstanding). Each Loan Notice (whether telephonic or written) shall specify (1) whether the Borrower is requesting a Term Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Term Loans, as the case may be, (2) the requested date of the Term Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (3) the principal amount of Term Loans to be borrowed, converted or continued, (4) the Type of Loans to be borrowed or to which existing Term Loans are to be converted, and (5) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Term Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Term Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Advances. On the Closing Date, following receipt of a Loan Notice, upon satisfaction of the applicable conditions set forth in Section 4.01, the Lender shall make the requested funds available to the Borrower either by (i) crediting the account of the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.

(c) Eurodollar Rate Loans. Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Lender.

(d) Interest Periods. After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than (five) 5 Interest Periods in effect in respect of the Term Facility.

2.03	Prepayments.

The Borrower may, upon notice to the Lender pursuant to delivery to the Lender of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty subject to Section 3.05; provided that, unless otherwise agreed by the Lender (a) such notice must be received by Lender not later than 11:00 a.m. (1) three (3) Business Days prior to any date of such prepayment; (b) any prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.03 shall be applied to the aggregate principal amount of the Term Loans outstanding on such date.

2.04	Termination of Term Commitment.

The aggregate Term Commitment shall be automatically and permanently reduced to zero on the Closing Date upon the Term Borrowing.

2.05	Repayment of Term Loans.

The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of all Term Loans outstanding on such date.

2.06	Interest and Default Rate.

(a) Interest. Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a rate that is less than zero, such rate shall be deemed zero for purposes of this Agreement.

(b) Default Rate.

(i) If any amount payable by a Loan Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date, the Maturity Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07	Fees.

The Borrower shall pay to the Lender such fees specified in the Fee Letter and such other fees as shall have been separately agreed upon in writing, in each case, in the amounts and at the times so specified in the Fee Letter or, as applicable, in any such separate agreement. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08	Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09, bear interest for one (1) day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09	Payments Generally.

(a) General Payment Terms. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Direct Debit. The Borrower agrees that on the due date of any amount due under this Agreement or the other Loan Documents, the Lender will debit the amount due from deposit account number 4273547612 owned by the Borrower, or such other of the Borrower’s accounts with the Lender as designated in writing by the Borrower (the “Designated Account”). The Borrower shall at all times during the term of this Agreement maintain such direct debit arrangements with the Lender and maintain sufficient funds in the Designated Accounts to pay amounts due under this Agreement or the other Loan Documents. Without in any way derogating from the obligations of the Borrower hereunder, should there be insufficient funds in the Designated Account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower in accordance with the terms of this Agreement.

2.10	Cash Collateral.

(a) The Borrower shall at all times during the term of this Agreement maintain Approved Cash Collateral pursuant to the terms of the Security Agreement in an amount not less than the Minimum Collateral Amount. All Collateral shall be subject to a first priority, perfected security interest in favor of the Lender and shall secure all of the Secured Obligations. All Cash Collateral shall be maintained in one or more blocked, interest bearing collateral accounts at Wells Fargo. The Borrower shall promptly (but in any event within three (3) Business Days) following written demand therefor from time to time pay all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(b) Each of the Borrower and the Lender agrees to consider the appropriateness of a change in the type of Approved Cash Collateral on a periodic basis throughout the term of this Agreement; provided that any such change to the type of such Approved Cash Collateral shall be made only upon Lender’s and Borrower’s consent (it being acknowledged that the consent of the Lender may be withheld in the Lender’s sole and absolute discretion).

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

If any payments to the Lender under this Agreement are made from outside the United States, no Loan Party shall deduct any foreign taxes from any payments it makes to the Lender. If any such taxes are imposed on any payments made by any Loan Party (including payments under this paragraph), such Loan Party will pay the taxes and will also pay to the Lender, at the time interest is paid, any additional amount which the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such taxes had not been imposed. As soon as practicable after any payment of taxes by any Loan Party to a Governmental Authority, as provided in this Section 3.01, the Borrower will deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

Each Loan Party will confirm that it has paid the taxes by giving the Lender official tax receipts (or notarized copies) within thirty (30) days after the due date.

3.02	Illegality.

If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lender’s Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Term Loan or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to the Borrower, (a) any obligation of the Lender to issue, make, maintain, fund or charge interest with respect to any such Term Loan or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (b) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (ii) if such notice asserts the illegality of the Lender determining or charging interest rates based upon the Eurodollar Rate, the Lender shall during the period of such suspension compute the Base Rate without reference to the Eurodollar Rate component thereof until it is no longer illegal for the Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03	Inability to Determine Rates.

If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, the Lender determines that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Eurodollar Rate Loan, the Lender will promptly so notify the Borrower. Thereafter, (i) the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (ii) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Term Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Term Borrowing of Base Rate Loans in the amount specified therein. Notwithstanding the foregoing, in the case of such pending request, the Lender, in consultation with the Borrower, may establish an alternative interest rate for funding Term Loans in the applicable amount, and with the same Interest Period as the Term Loan requested to be made, converted or continued, as the case may be in which case, such alternative rate of interest shall apply with respect to such Term Loans.

3.04	Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement contemplated by Section 3.04(d));

(ii) subject the Lender to any taxes (other than Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on the Lender or the London interbank market any other condition, cost or expense (other than taxes) affecting this Agreement or Eurodollar Rate Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Term Loan (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or the Lender’s Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Term Commitment of the Lender or the Term Loans made by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Reserves on Eurodollar Rate Loans. The Borrower shall pay to the Lender, (i) as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Term Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), and (ii) as long as the Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Term Commitment or the funding of the Term Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Term Commitment or Term Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Term Loan, provided the Borrower shall have received at least ten (10) days’ prior notice of such additional interest or costs from the Lender. If the Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(e) Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05	Compensation for Losses.

Upon demand of the Lender from time to time, the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Term Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Term Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06	Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Term Commitment and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension.

The obligation of the Lender to make the Term Loan hereunder is subject to satisfaction of the following conditions precedent:

(a) Execution of Credit Agreement; Loan Documents. The Lender shall have received (i) counterparts of this Agreement, executed by a Responsible Officer of each Loan Party, (ii) counterparts of the Security Agreement, and each other Collateral Document, executed by a Responsible Officer of the Borrower and a duly authorized officer of each other Person party thereto, as applicable and (iii) counterparts of any other Loan Document, executed by a Responsible Officer of the applicable Loan Party and a duly authorized officer of each other Person party thereto.

(b) Cash Collateral. The Lender shall have received Approved Cash Collateral in an amount at least equal to Minimum Collateral Amount, which Approved Cash Collateral shall be maintained in the Cash Collateral Account.

(c) Officer’s Certificate. The Lender shall have received a certificate of a Responsible Officer of each Loan Party dated the Closing Date, certifying (i) as to the Organization Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party, (ii) as to the accuracy of the representations and warranties of the Borrower and each other Loan Party contained in Article II, Article V and in the other Loan Documents, (iii) that no Default exists, or would result from the proposed Term Borrowing on the Closing Date or from the application of the proceeds thereof, (iv) that since the date of the Audited Financial Statements no event or condition has occurred that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect, (v) that no actions, suits, proceedings, claims or disputes are pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (A) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby or (B) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect and (vi) as to a true and complete list of each Material Subsidiary as of the Closing Date.

(d) Legal Opinions of Counsel. The Lender shall have received an opinion or opinions of counsel for the Loan Parties, dated the Closing Date and addressed to the Lender, in form and substance reasonably acceptable to the Lender.

(e) Personal Property Collateral. The Lender shall have received, in form and substance reasonably satisfactory to the Lender:

(i) (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party or where a filing would need to be made in order to perfect the Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and (B) tax lien, judgment and bankruptcy searches reasonably requested by Lender, the results of which searches shall be reasonably satisfactory to the Lender; and

(ii) completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Lender’s sole discretion, to perfect the Lender’s security interest in the Collateral.

(f) Insurance. The Lender shall have received evidence of insurance maintained by the Parent and its Subsidiaries and the Lender shall be reasonably satisfied with the amount, types and terms and conditions of such insurance.

(g) Loan Notice. The Lender shall have received a Loan Notice with respect to the Term Loan to be made on the Closing Date.

(h) Consents. The Lender shall have received a certificate of a Responsible Officer of each Loan Party either (i) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the transactions contemplated by the Loan Documents and the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required.

(i) Material Adverse Effect. The Lender shall be satisfied that there shall not have occurred since the date of the Audited Financial Statements any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(j) Fees and Expenses. (i) All fees required to be paid to the Lender on or before the Closing Date shall have been paid and (ii) unless waived by the Lender, the Borrower shall have paid all expenses (including, the fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender), plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender)) of the Lender payable pursuant to the Loan Documents, in each case, to the extent invoiced two (2) Business Days prior to the Closing Date (or such later date as may be agreed to by the Borrower).

(k) Due Diligence. The Lender shall have completed a due diligence investigation of Parent and its Subsidiaries in scope, and with results, satisfactory to the Lender, including, without limitation, OFAC, the United States Foreign Corrupt Practices Act of 1977 and “know your customer” due diligence. Parent and Borrower shall have provided to the Lender the documentation and other information requested by the Lender in order to comply with applicable Law, including, without limitation, the Act.

(l) Bank of America Credit Agreement. The Lender shall have received a fully executed copy of that certain Credit Agreement, dated as of the date hereof, by and among the Loan Parties and Bank of America, N.A., as lender, certified as true and correct by a Responsible Officer of the Parent, such agreement to be in form and substance reasonably satisfactory to the Lender, and the conditions to the effectiveness thereof shall have been satisfied or waived.

(m) Other Documents. All other documents provided for herein or which the Lender may reasonably request or require.

(n) Additional Information. Such additional information and materials which the Lender shall reasonably request or require.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender that:

5.01	Existence, Qualification and Power.

Each Loan Party and each of its Material Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 5.01 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) its exact legal name, the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number. The copy of the Organization Documents of each Loan Party provided to the Lender pursuant to the terms of this Agreement is a true and correct copy of each such document, each of which is valid and in full force and effect on the Closing Date.

5.02	Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) result in the imposition or the creation of (or requirement to create) any Lien on any asset of any Loan Party; (c) conflict in any material respect with or result in any material breach or contravention of or require any payment (other than in any immaterial amount) to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Material Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate in any material respect any Law.

5.03	Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained and (ii) filings to perfect the Liens created by the Collateral Documents.

5.04	Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in proceedings in equity or at law.

5.05	No Default.

Neither any Loan Party nor any Material Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.06	Margin Regulations; Investment Company Act.

(a) Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Term Borrowing, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Parent and its Subsidiaries on a consolidated basis) subject to any restriction contained in any agreement or instrument between the Borrower and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) Investment Company Act. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.07	Disclosure.

The (a) Form 10-Q of the Parent prepared for the fiscal quarter ended March 31, 2015, (b) Form 10-Q of the Parent prepared for the fiscal quarter ended June 30, 2015, (c) Form 10-Q of the Parent prepared for the fiscal quarter ended September 30, 2015 and (d) Form 10-K of the Parent prepared for the fiscal year ended December 31, 2015, when each was filed with the SEC or amended, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable. No report, financial statement, certificate or other information furnished in writing by any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that projections and forecasts are not a guarantee of financial performance and actual results may vary materially from the projections and forecasts).

5.08	Sanctions Concerns and Anti-Corruption Laws.

(a) Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b) Anti-Corruption Laws. The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Material Subsidiaries to:

6.01	Financial Statements.

Deliver to the Lender, in form and detail reasonably satisfactory to the Lender:

(a) Audited Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Parent (commencing with the fiscal year ended December 31, 2016), a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income (loss) or operations, changes in stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b) Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent, a Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of income (loss) or operations, statements of stockholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Parent as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Parent and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes.

(c) Business Plan and Budget. As soon as available, but in any event within sixty (60) days after the end of each fiscal year of the Parent, an annual business plan of the Parent and its Subsidiaries on a Consolidated basis, prepared by management of the Parent, in form reasonably satisfactory to the Lender, of Consolidated balance sheets and statements of income or operations and cash flows of the Parent and its Subsidiaries on a quarterly basis for the immediately following fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Loan Parties to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02	Certificates; Other Information.

Deliver to the Lender, in form and detail reasonably satisfactory to the Lender:

(a) Financial Statement Certificate. Concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b) a duly completed Financial Statement Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Parent. Unless the Lender requests executed originals, delivery of the Financial Statement Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.

(b) Material Subsidiaries. Concurrently with the delivery of the financial statements referred to in Section 6.01(a) a certificate of a Responsible Officer of the Parent setting forth a list of each Material Subsidiary of Parent.

(c) Annual Reports; Etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Lender pursuant hereto.

(d) Debt Securities Statements and Reports. (i) Promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities in an amount in excess of the Threshold Amount of any Loan Party or of any of its Material Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to Section 6.01 or any other clause of this Section and (ii) later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement (on account of Indebtedness in excess of the Threshold Amount) regarding or related to any event of default or other material breach by a Loan Party party thereto.

(e) Reserved.

(f) FDA Notices. Promptly, and in any event within fifteen (15) Business Days after receipt thereof by any Loan Party or any of their Subsidiaries, copies of each material notice from the FDA (or comparable agency in any applicable non-U.S. jurisdiction or state or local Governmental Authority) concerning any material investigation or other adverse material inquiry, or material and adverse finding or material determination with respect to any product developed, manufactured, sold or distributed by any Loan Party or any of their Subsidiaries (including any notification seeking a recall, removal or corrective action affecting the products developed, manufactured, sold or distributed by such Loan Party or such Subsidiary), including, without limitation, the receipt by any Loan Party or any of their Subsidiaries of any so called “warning letter”, “untitled letter”, FDA Form 483 or similar notification, in each case, from the FDA (or analogous foreign, state or local Governmental Authority) to the extent material to the Parent and its Subsidiaries taken as a whole.

(g) Additional Information. Promptly, such additional information regarding the business, financial, legal (excluding information that Borrower determines is reasonably necessary to preserve attorney-client privilege) or corporate affairs of any Loan Party or any Material Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 1.01(a) or on which such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov; or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that: the Borrower shall deliver paper copies of such documents to the Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Lender.

6.03	Notices.

Promptly, but in any event within two (2) Business Days, upon any Responsible Officer of a Loan Party becoming aware of such event (or, if earlier, the date that any Responsible Officer of a Loan Party should have been aware of such event), notify the Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of a Loan Party or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between a Loan Party or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting a Loan Party or any Subsidiary, including pursuant to or involving any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event; and

(d) incurrence of Indebtedness in an amount equal to or greater than $50,000,000.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrower or any other Loan Party has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04	Preservation of Existence.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except, solely with respect to any

Material Subsidiary of a Loan Party (other than the Borrower), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) maintain all material rights, properties, privileges, permits, licenses and franchises necessary in the normal conduct of the business of the Parent, the Borrower or any Material Subsidiary (except to the extent the maintenance thereof is no longer desirable in the conduct of the business of the Loan Parties and their Subsidiaries and that the loss thereof is not disadvantageous in any material respect to the Lender and the other Secured Parties); and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks that are material to the business of the Parent, the Borrower and their Material Subsidiaries (provided that clauses (b) and (c) shall not restrict the ability of the Loan Parties to abandon intellectual property rights which are uneconomical, negligible, obsolete or otherwise not material in the conduct of the business of the Loan Parties and their Subsidiaries).

6.05	Compliance with Laws.

(a) Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(b) Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.06	Inspection Rights.

Permit representatives, agents and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that, with respect to such independent public accountants, a Responsible Officer of the Borrower is present) at such reasonable times during normal business hours and upon reasonable advance notice to the Borrower; provided, however, that (a) except during the occurrence and continuance of an Event of Default (i) the Loan Parties shall not be required to reimburse the Lender for the charges, costs and expenses in connection with more than one such visit per year and (ii) the Lender shall not exercise its rights under this Section 6.06 more than one (1) time per fiscal year and (b) when an Event of Default exists the Lender (or any of its respective representatives, agents or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.07	Use of Proceeds.

Use the proceeds of the Term Borrowings solely for working capital and general corporate purposes not in contravention of any Law or of any Loan Document and not use such Loan proceeds, directly or indirectly, immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refinance or refund indebtedness originally incurred for such purpose.

6.08	Collateral; Further Assurances.

(a) Maintain all Collateral free and clear of all Liens (other than the Lien of the Lender securing the Secured Obligations and Permitted Liens); and

(b) Promptly upon request by the Lender, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (A) carry out more effectively the express purposes of the Loan Documents, (B) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder (including, without limitation, promptly executing and delivering any and all further instruments and documents and taking all such other action as the Lender may deem reasonably necessary to maintain in favor of the Lender, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all applicable Laws) and (C) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

ARTICLE VII

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Material Subsidiary to, directly or indirectly:

7.01	Change in Nature of Business.

(a) Engage in any material line of business substantially different from those lines of business conducted by the Parent, the Borrower and their Material Subsidiaries on the date hereof or any business substantially related, complementary or incidental thereto or a reasonable extension thereof (and non-core incidental businesses acquired in connection with any acquisition or investment or other immaterial businesses) or (b) suspend operating or cease to operate a substantial portion of its or their business as conducted by the Parent, the Borrower and their Material Subsidiaries on the date hereof.

7.02	Use of Proceeds.

Use the proceeds of the Term Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.03	Sanctions; Anti-Corruption Laws.

(a) Use the Term Loans or the proceeds of any Term Loan, or lend, contribute or otherwise make available such Term Loan or the proceeds of any Term Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person of Sanctions.

(b) Use any Term Loan or the proceeds of any Term Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Term Loan, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 2.09(b) (and such failure continues for three (3) Business Days), 2.10(a) (and such failure continues for one (1) Business Day), Article VI, Article VII or in the Guaranty or (ii) any Loan Party fails to perform or observe any term, covenant or agreement contained in the Security Agreement after giving effect to any notice or grace periods applicable thereto; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made in writing or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document shall be incorrect or misleading in any material respect (or, if any such representation, warranty, certification or statement of fact is by its terms qualified by concepts of materiality, such representation, warranty, certification or statement of fact shall be incorrect or misleading in any respect) when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Material Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount beyond any period of grace provided with respect thereto, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (in each case after giving effect to any applicable notice or grace period) such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Material Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Material Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Material Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy.

(h) Judgments. There is entered against any Loan Party or any Material Subsidiary thereof (i) one or more unsatisfied final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case of clauses (i) or (ii) above, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of twenty (20) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Parent, Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby, or any Loan Party shall assert the invalidity of such Liens, or (ii) any Collateral shall be subject to a Lien in favor of any Person (other than (x) the Lien of the Lender securing the Secured Obligations and (y) Permitted Liens); or

(l) Change of Control. There occurs any Change of Control.

If a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Lender as determined in accordance with Section 10.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Lender, as required hereunder in Section 10.01.

8.02	Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a) declare the Term Commitment (if any) to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) apply Cash Collateral to the Secured Obligations; and

(d) exercise all other rights and remedies available to it under the Loan Documents or applicable Law or equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Parent or Borrower under the Bankruptcy Code, the obligation of the Lender to make Term Loans shall automatically terminate, the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.

8.03	Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable) or if at any time insufficient funds are received by and available to the Lender to pay fully all Secured Obligations, all Collateral or any other amounts received on account of the Secured Obligations shall be applied to the Secured Obligations in the manner and in such order (including, to be retained as cash collateral for such Secured Obligations) as determined by the Lender in its sole discretion. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets.

8.04	Additional Secured Obligations.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, Secured Cash Management Agreement or any Secured Hedge Agreement, if at any time there shall be insufficient Approved Cash Collateral (or other collateral security acceptable to the Lender) to secure all Additional Secured Obligations, and the Borrower fails to deposit into the Cash Collateral Account or other account maintained with the Lender (pursuant to cash collateral arrangements satisfactory to the Lender) in an amount sufficient to eliminate such deficiency within one (1) Business Day after demand by the Lender or its Affiliates party to such Secured Cash Management Agreement or Secured Hedge Agreement, then each of the Lender and its Affiliates party to any such Secured Cash Management Agreement or Secured Hedge Agreement shall have the option to terminate such Secured Cash Management Agreement or Secured Hedge Agreement, to the extent of the Additional Secured Obligations that are not collateralized in a manner satisfactory to the Lender and/or each Affiliate of the Lender party thereto, as applicable.

ARTICLE IX

CONTINUING GUARANTY

9.01	Guaranty.

Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Secured Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, arising hereunder or under any other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof) (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law or other applicable Law. The Lender’s or, as applicable, the Lender’s Affiliates’ books and records showing the amount of the Secured Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Secured Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty (other than a defense of performance), and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than a defense of performance).

9.02	Rights of Lender.

Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

9.03	Certain Waivers.

Each Guarantor waives (a) any defense arising by reason of any disability or other defense of any Loan Party or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower, any other Loan Party or any other Person; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower, any other Loan Party or any other Person; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, any other Loan Party or any other Person, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties (other than a defense of performance). Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.

9.04	Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower, any other Guarantor or any other person or entity is joined as a party.

9.05	Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations and any amounts payable under this Guaranty have been paid and performed in full in cash and the Term Commitment and the Term Facility are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.

9.06	Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty and the Facility Termination Date.

9.07	Stay of Acceleration.

If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors, jointly and severally, immediately upon demand by the Secured Parties.

9.08	Condition of Primary Obligors.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower, any other guarantor and each other applicable obligor in respect of the Secured Obligations such information concerning the financial condition, business and operations of the Borrower, any such other guarantor or any such other obligor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower, any other guarantor or obligor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

9.09	Appointment of Borrower.

Each of the Loan Parties hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provided such authorizations on behalf of such Loan Parties as the Borrower deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Lender to the Borrower shall be deemed delivered to each Loan Party and (c) the Lender may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Loan Parties.

9.10	Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.

9.11	Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IX voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Secured Obligations have been paid and performed in full in cash. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE X

MISCELLANEOUS

10.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02	Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein or in any other Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, fax number, e-mail address or telephone number specified for the Borrower or any other Loan Party or the Lender on Schedule 1.01(a).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender and the Loan Parties may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement by the intended recipient (such as by the “return receipt requested” function, as available, return email address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, Etc. Each Loan Party and the Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d) Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices, Loan Notices and Notice of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

10.03	No Waiver; Cumulative Remedies; Enforcement.

No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04	Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of counsel for the Lender (limited to one counsel for the Lender and, if reasonably necessary, a single local counsel for the Lender in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the Lender)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lender and each Related Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonably documented and out-of-pocket expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (limited to one counsel for all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated taken as a whole)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee, (B) a material breach of the obligations of such Indemnitee under the Loan Documents, or (C) any dispute solely among Indemnitees (other than (x) any claims against Wells Fargo in its capacity as, or in the fulfillment of its role, as Lender and (y) any claims arising out of any act or omission on the part of any Loan Party or any of its Affiliates). This Section 10.04(b) shall not apply with respect to taxes, other than taxes that represent losses, damages, etc. arising from any non-tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have (through such Person), any claim against any Indemnitee or any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor.

(e) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(d) shall survive the termination of the Term Commitment and the repayment, satisfaction or discharge of all the other Secured Obligations.

10.05	Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06	Successors and Assigns.

(a) This Agreement is binding on each Loan Party’s and the Lender’s successors and assignees. Each Loan Party agrees that it may not assign this Agreement without the Lender’s prior consent. Subject to the terms and conditions hereof, the Lender may sell participations in or assign this loan, and may exchange information about the Loan Parties (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. The consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required with respect to any assignment by the Lender of the Term Loans to an assignee unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to another lender (party hereto by assignment (an “Assignee Lender”)), an Affiliate of an Assignee Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within five (5) Business Days after having received notice thereof. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against each Loan Party. Notwithstanding anything herein to the contrary, no such assignment or participation shall be made to a natural person. No participant shall be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, unless the sale of the participation to such participant is made with the Borrower’s prior written consent.

(b) Lender, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

10.07	Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms hereof), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case the Lender agrees, to the extent reasonably practicable, to inform such Loan Party promptly thereof prior to such disclosure to the extent not prohibited by Law), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facility provided hereunder, (viii) with the consent of the Borrower or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section by Lender or any of its Affiliates or Related Parties or (2) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than any Loan Party or any Subsidiary. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers the Lender in connection with the administration of this Agreement, the other Loan Documents and the Term Commitment.

(b) Press Releases. The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Lender or its Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Lender, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(c) Customary Advertising Material. The Loan Parties consent to the publication by the Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

10.08	Right of Setoff.

If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 10.08, if at any time the Lender or any of its Affiliates maintains one or more deposit accounts for the Borrower or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.

10.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10	Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

10.11	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Term Borrowing, and shall continue in full force until the Facility Termination Date.

10.12	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13	Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR

THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15	Subordination.

Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under this Guaranty, to the payment in full in cash of all Secured Obligations. If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Indebtedness owing among Loan Parties; provided, that in the event that any Loan Party receives any payment of any to Indebtedness owing among Loan Parties at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Lender.

10.16	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the services regarding this Agreement provided by the Lender and any Affiliate thereof are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Lender and its Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Lender nor any of its Affiliates has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Lender nor any of its Affiliates has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Lender or any of its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

10.17	Electronic Execution.

The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Lender is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of the Lender, any electronic signature shall be promptly followed by such manually executed counterpart.

10.18	USA PATRIOT Act Notice.

The Lender hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the Act. The Borrower and the Loan Parties agree to, promptly following a request by the Lender, provide all such other documentation and information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	ALNYLAM U.S., INC.

	By:	/s/ Michael Mason
	Name:	Michael Mason
	Title:	Treasurer

PARENT:	ALNYLAM PHARMACEUTICALS, INC.

	By:	/s/ Michael Mason
	Name:	Michael Mason
	Title:	Vice President of Finance and Treasurer

[Alnylam – Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Rebecca A. F. Stevenson
Name:	Rebecca A. F. Stevenson
Title:	Vice President

[Alnylam – Signature Page to Credit Agreement]